Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

INVESTORS:	MEDIA:
Renovis, Inc.	Noonan/Russo
John C. Doyle	Emily Poe
(650) 266-1407	(212) 845-4266
doyle@renovis.com	emily.poe@eurorscg.com

RENOVIS ANNOUNCES RESULTS OF PHASE II STUDY OF REN-1654 FOR THE

TREATMENT OF POST-HERPETIC NEURALGIA

South San Francisco, California – March 7, 2005 – Renovis, Inc. (Nasdaq: RNVS), a biopharmaceutical company focused on the discovery and development of drugs to treat neurological diseases and disorders, today announced results of its Phase II clinical trial studying REN-1654 in patients with post-herpetic neuralgia (PHN). The results indicate that REN-1654 did not reach statistical significance in its primary endpoint of change in daily spontaneous pain relief. Based on the results of the study, Renovis is discontinuing development of REN-1654 in PHN. The company is continuing enrollment as planned in its second Phase II clinical trial with REN-1654 studying patients with sciatica. REN-1654 is an orally-administered TNF-alpha release inhibitor which has shown activity in animal models of neuropathic pain.

“We are disappointed that the data for the primary endpoint did not reach statistical significance between the placebo and dose groups for REN-1654. The heterogeneity in the data was significant, and did not correlate with a treatment effect,” said Randall Moreadith, M.D., Ph.D., Chief Medical Officer of Renovis. “Despite the fact that this was a proof-of-concept study and the first time an agent with this mechanism of action has been evaluated in this population of PHN patients, these data did not meet our objectives for advancing REN-1654 for this indication.”

The Phase II double-blinded, placebo-controlled, multi-center study enrolled 94 patients with a history of herpes zoster (shingles) followed by persistent pain (PHN). Patients enrolled in the study had to be experiencing persistent moderate to severe pain between two and 18 months following the onset of a shingles rash. Following a baseline week of no treatment during which they recorded daily spontaneous pain and other factors related to activities of daily living, study subjects were randomized into three groups and received single daily doses of placebo, 30 mg REN-1654, or 100 mg REN-1654 for 21 days. Individuals who received treatment with an epidural or intrathecal agent, corticosteroids, antiretrovirals, other anti-TNF alpha agents, or topical analgesics within two weeks before the start of the trial were not eligible for the study. Study subjects were allowed to continue standard care with other analgesics, anticonvulsants, anxiolytics or muscle relaxants if they had been using such medications for at least four weeks prior to enrollment, received stable doses for at least two weeks prior to the study, and met all other eligibility requirements including continuing to have persistent moderate to severe pain. If they received non-study medications, study subjects were required to maintain stable doses throughout the study.

The primary endpoint of the study was a change in average weekly daily spontaneous pain ratings at week three compared to baseline. Study subjects used a personal diary to record daily pain measurements for their most painful area identified at baseline. Pain scores were based on an 11-point numerical scale, which ranged from 0 (no pain) to 10 (most severe pain possible). In the analysis of 87 randomized study subjects who provided evaluable data through week three, 30 percent of placebo-treated subjects achieved pain reduction of 1 point or greater in their measured response after three weeks, compared with 33 percent of subjects who received 30 mg of REN-1654 and 37 percent who received 100 mg of REN-1654. Mean weekly pain scores at week three were changed by -0.93, -0.60, and -0.57, respectively, which were not statistically different from each other. The drug was well-tolerated, and serious adverse events were similar between REN-1654 and placebo.

“Although this trial is not supportive of a treatment effect in PHN, these results do not dissuade us from continuing REN-1654 for the sciatica indication which is continuing to enroll patients,” commented Corey Goodman, Ph.D., Chief Executive Officer. “In terms of the etiology of neuropathic pain, sciatica is likely to be very different from PHN. We believe that published data from multiple studies using infliximab injections in human patients supports reduction of TNF-alpha as a potential mechanism for treatment of sciatica. Oral doses of REN-1654 block the release of TNF-alpha from non-neuronal support cells and macrophages, making it a good candidate to reduce the inflammation around peripheral nerves and nerve roots seen in sciatica.”

Enrollment is continuing in Renovis’ second double-blinded, placebo-controlled Phase II trial with REN-1654 in sciatica patients. The company expects to announce results from this trial by the end of the third quarter of 2005. The trial is planned to enroll 72 sciatica patients who have developed leg pain due to lumbosacral radiculopathy of no more than twelve weeks duration prior to enrollment. The primary endpoint of this trial is the change of the daily categorical pain ratings at baseline compared to the end of a three week treatment period.

About Renovis

Renovis is a biopharmaceutical company developing drugs to treat neurological diseases and disorders. Our most advanced product candidate is CEROVIVE (NXY-059), an intravenous drug for acute ischemic stroke that is in Phase III clinical trials with our exclusive licensee, AstraZeneca AB. We are independently developing REN-1654, an oral drug for neuropathic pain in a Phase II clinical trial for sciatica and REN-850, an oral drug for multiple sclerosis in a Phase I clinical trial. Our research and development programs focus on major medical needs in the areas of neuroprotection, pain and neuroinflammatory diseases.

For additional information about the company, please visit www.renovis.com.

CEROVIVE (NXY-059) is a registered trademark of the AstraZeneca group of companies. All other product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. We may not actually achieve these plans, intentions or expectations and Renovis cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to: our heavy dependence on the success of CEROVIVE (NXY-059), which is still under development; our dependence on our strategic collaboration with AstraZeneca; AstraZeneca’s success in obtaining regulatory approval to market CEROVIVE (NXY-059); our ability to successfully develop other product candidates, such as REN-1654 and REN-850; obtaining, maintaining and protecting the intellectual property incorporated into our product candidates; and our ability to obtain additional funding to support our business activities. These and other risks are described in greater detail in the “Risk Factors” section of our Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on November 15, 2004. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.